                                                                  Exhibit 10.14

Note: Certain material, indicated by three asterisks (***), has been omitted from this document pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted material has been filed separately with the Securities and Exchange Commission.

                            PACNET RESELLER AGREEMENT

THIS AGREEMENT is made and entered into this 30th day of May, 1997, by and between PacNet Inc., a Washington corporation with its principal office located at 1111 Third Avenue, Seattle, Washington 98101 (hereinafter "CARRIER"), and Rocky Mountain Internet, Inc., a Delaware corporation, with its principal office located at 1099 Eighteenth Street, Suite 3000, Denver, Colorado 80202 (hereinafter "RESELLER") for the purpose of establishing a sales representation relationship between them.

WHEREAS, CARRIER is in the business of providing data communications services in certain geographic market areas; and

WHEREAS, RESELLER has applied to CARRIER for the right to market, sell, and distribute CARRIER's services to the general public; and

WHEREAS, both CARRIER and RESELLER recognize the compatible nature of their individual goals in expanding competition in the services offered by CARRIER as well as any services to be offered by RESELLER and the benefits which will accrue to the public through the Parties' cooperation; and

WHEREAS, CARRIER has agreed to engage RESELLER pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and warranties which appear below, and intending to be legally bound thereby, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

Whenever used in this Agreement, as hereinafter defined, the following terms shall have the respective meanings given to them in this Article I, unless the context requires otherwise. Said terms also shall have the said meanings when used in any exhibit, schedule, attachment or addendum hereto or in any document made or otherwise delivered pursuant to this Agreement, unless the context otherwise requires. Each said term defined in this Article I shall be deemed to refer to the singular, plural, masculine, feminine or neuter as the context required.

1.1 "Agreement" means this Agreement, as originally executed and as the same may be amended, modified and supplemented from time to time by exhibits, schedules, attachments or addendum executed in accordance herewith.

1.2 "Assignment" means a sale, exchange, transfer or other disposition of all or any portion of Party's rights and obligations hereunder.

1.3 "Affiliate" means any person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specific person. A person shall be deemed to control another person when such controlling person has the power, directly or indirectly to cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contact, agency or otherwise. This term shall also include any person who, directly or indirectly, through one or more intermediaries, has the contractual right or option to acquire or vote more than ten percent of the voting interest of a specific person.

1.4 "Business Day" means a day other than Saturdays, Sundays and legal holidays.

1.5      "Customer" means an end-user of CARRIER's Services.

1.6      "Effective Date" means the date of last necessary signature hereto.

1.7      "FCC" refers to the Federal Communications Commission.

1.8 "Final Order" means an action by any applicable federal or state agency or court as to which (i) no request for stay by the federal or state agency or court of the action is pending, no such stay is in effect, and if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending and the item for filing any such petition has passed; (iii) the federal or state agency or court does not have the action under reconsideration on its own motion and the time for such reconsideration has passed, and (iv) no appeal to a court, or request for stay by a court, or the federal or state agency's or court's action is pending or in effect, and if any deadlines for filing such appeal or request is designated by statute or rule, it has passed.

1.9 "Host Connection" refers to connections from CARRIER network through to the network of RESELLER.

1.10 "Party" refers to one or both of the parties to this Agreement, CARRIER or RESELLER, as the context indicates.

1.11 "Person" means any general partnership, limited partnership, corporation, joint venue, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such person as the context may require.

1.12 "Proprietary Information" means information relating to the present or future business activities and operations of CARRIER, RESELLER or their respective subsidiaries, Affiliates, clients and consultants which is marked as "Proprietary" or "Confidential". Proprietary Information shall include, but not be limited to, all technical, marketing and financial information relating thereto, any information relating to other pricing methods, processes, financial data, lists, apparatus, statistics, programs, research, development or related information, or the results of the provision of Services performed by RESELLER under this Agreement. Proprietary Information needs to be also marked as "Proprietary or Confidential" information.

1.13 "Services" or "CARRIER Services" refers to the data communications services delineated in Schedule A hereto, to be resold hereunder by RESELLER to the general public in certain geographic market areas.

                                   ARTICLE II
                           UNDERTAKING OF THE PARTIES

2.1 Scope. RESELLER and CARRIER wish to set forth a standard of general terms and conditions which will facilitate RESELLER's ability to market, sell and distribute the Services within certain geographic market areas.

2.2 Formation. CARRIER hereby agrees to provide RESELLER, and RESELLER hereby agrees to accept use of certain CARRIER Services. The Services are as set forth in Schedule A hereto and in any applicable tariffs. The Schedule may be revised from time to time by CARRIER in accordance with generally applicable changes in CARRIER's service offerings. Services are provided pursuant to the PacNet Services Agreement to be entered into by the parties, the terms of which are incorporated into this Agreement by reference.

2.3 Authority of RESELLER. CARRIER hereby grants to RESELLER the non-exclusive right to solicit orders from and enter into contracts with Customers for the Services. This Agreement constitutes RESELLER as a nonexclusive independent contractor only and not as CARRIER's general or specific agent and does not create a joint venture or apply to confer any status, power or authority upon RESELLER other than expressly set forth herein. The scope of the RESELLER's authority is specifically limited to the minimum authority necessary to perform the duties accepted pursuant to this Agreement and RESELLER shall, to the maximum extent not inconsistent with the provision hereof, control the means, details, manner and method of allotment associated therewith. RESELLER shall make no representations as to the policies and procedures of CARRIER other than as specifically authorized by CARRIER and shall be liable for any misrepresentation made by RESELLER with regard to CARRIER's Services. RESELLER shall have no right to enter into a contract on CARRIER's account or to bind CARRIER in any manner.

2.4 RESELLER's Authorizations. RESELLER shall secure and maintain at its sole expense all licenses and permits required by federal, state or municipal law or regulation for it and its employees, agents or other representatives to ensure RESELLER's lawful performance of this Agreement.

                                   ARTICLE III
                          PAYMENT AND COLLECTION TERMS



3.1 Rates for Services. Subject to the following Sections of this Article III, RESELLER will be charged pursuant to Schedule B hereto for Frame Relay Services and pursuant to Schedule C hereto for Private Line Services and pursuant to Schedule D hereto for Internet Services. Schedules B, C & D may be changed from time to time by CARRIER in accordance with these changes in CARRIER's applicable tariffs, if any, or generally applicable schedule of rates. In the event that the underlying carrier or provider increases its rates for services used by CARRIER in providing Service hereunder, CARRIER shall have the option to increase rates to RESELLER upon 30 days prior written notice.

3.2 Minimum Commitment Periods. RESELLER understands and agrees that the rates for Service are based upon an expected usage level and that, absent this minimum usage CARRIER would be unable to offer the Services at the rates given to RESELLER herein. In view thereof, RESELLER shall have certain Minimum Commitment Levels for Service hereunder. RESELLER shall have a six (6) month period, commencing on the Effective Date of this Agreement, during which no Minimum Commitment Level shall apply. Commencing on the seventh (7th) month after the Effective Date of this Agreement and continuing thereafter, RESELLER's total monthly usage revenue attributable to its Customer accounts shall equal or exceed a Minimum Commitment Level of *** per month. CARRIER will have at its sole option the right to terminate this Agreement under section 4.4 and
         4.5.1 of this Agreement in the Minimum Commitment Level is not met as specified herein.

3.3 Late Payment, Billing Disputes. Payment and billing disputes shall be tendered in accordance with the provisions of the PacNet Services Agreement to be entered into between the CARRIER and the RESELLER.

3.4 Creditworthiness. In addition to any other remedies available to CARRIER, CARRIER may elect with ten (10) days prior written notice, in its sole discretion, to cause start of service for Services applicable to a Customer to be withheld or decline to accept a Customer if there is a material change in RESELLER's creditworthiness or CARRIER may condition the provision of Services on assurance of payment by RESELLER or Customer which shall take the form of a deposit or similar assurance as specified by CARRIER.

3.5 Sales Forecast. RESELLER will forecast quarterly sales objectives. These objectives will not be considered by CARRIER as RESELLER's contractual agreements.

                                   ARTICLE IV
                               TERMS OF AGREEMENT



4.1 Effective Date; Renewal. This Agreement shall become effective upon the Effective Date, and shall remain in effect for a period of three (3) years unless otherwise terminated in accordance herewith. This Agreement shall be automatically renewed thereafter for successive periods of one (1) year or as otherwise agreed by the Parties. This Agreement thereupon shall be terminated by either Party at the end of the initial or then current renewal term upon written notice ninety
         (90) days prior to the end of the then current term.

4.2 Insolvency. Either Party may terminate this Agreement upon ninety (90) days written notice to the other Party in the event of an admission by the other Party of an inability to pay its debts, the entering in to by the other Party of a composition or other arrangement with its creditors, the appointment of a trustee or receiver, with or without consent, for the other Party of all or any substantial portion of its property, or the filing of a petition for relief by or against the other Party under the Bankruptcy Code of any similar federal or state statute (including moratorium laws); provided, however, that in the case of an involuntary petition, there shall be no right of cancellation hereunder unless such petition remains undismissed sixty
         (60) days after the filing thereof.

4.3 Loss or Suspension of Operating Authority. This Agreement shall terminate automatically and without liability or further obligation on the part of either party to the other if, by Final Order, CARRIER loses its authority to provide the Services as contemplated hereunder. If such authority is suspended, this Agreement shall not terminate, but shall be suspended until such time as CARRIER regains such authority. If such authority is lost or suspended with regard to a portion of the Services or service areas, then this Agreement shall terminate automatically (in the case of lost authority) or be suspended (in the case of suspended authority) with regard only to the Services or service area concerned. The provisions of this Section 4.3 shall not be construed to affect any liabilities which arise prior to the termination or suspension hereunder, or which may later arise from the Parties' activities during the term of this Agreement.

4.4 Events of Default. Aside from any other events of default set forth in this Agreement, the following shall constitute an event of default hereunder: (i) the failure by RESELLER to make any payments due to CARRIER hereunder and continue failure to cure such default within a period of ten (10) days after receiving written notice of such fault;
         (ii) the violation by either Party hereto of any material term or provision of this Agreement or the failure of either party hereto to perform any of its material obligations hereunder and continued failure to cure such default within thirty (30) days after receiving written notice of such default; (iii) the misapplication by RESELLER of CARRIER's services and continued failure to cure such default within thirty (30) days after receiving written notice of such default; (iv) a consistently poor payment record or other evidence of lack of financial ability to perform and continued failure to cure such default within thirty (30) days after receiving written notice of such default; (v) any action that violates applicable federal or state law or regulation or other unlawful act and continued failure to cure such default within thirty (30) days after receiving written notice of such default; (vi) the failure of RESELLER to abide by the terms of Sections 3.2, 3.3, 5.1, 5.2 and 7.4 hereof and continued failure to cure such default within thirty (30) days after receiving written notice of such default; or (vii) the willful or intentional violation by either Party hereto of any term or provision of this Agreement.

4.5      Remedies.

         4.5.1 Termination. Upon the occurrence of an event of default, as defined in Section 4.4, the non-defaulting Party shall have the right to terminate this Agreement upon thirty (30) days written notice.

         4.5.2 Customer Contracts. If RESELLER defaults in its performance hereunder, as defined in Section 4.4, then CARRIER may, at its option, and as consideration for CARRIER capital expenditures in providing Service to RESELLER's Customers hereunder, enter into direct contracts with Customers obtained hereunder and bill such Customers directly, with no compensation being due to RESELLER therefor.

         4.5.3 Specific Performance. CARRIER shall have the right to enforce the provisions of this Article IV by obtaining an injunction or specific performance from any court of competent jurisdiction.

         4.5.4. Alternative Remedies. The remedies set forth herein are cumulative and in addition to, and not in limitation of, other remedies available at law or in equity. None of the remedies specified in this Article IV for any default of breach of this Agreement shall be exclusive.

                                    ARTICLE V
                               CORPORATE IDENTITY

5.1 Trade Names and Trademarks. All trade names, trademarks and service marks owned or employed by CARRIER, RESELLER or their respective subsidiaries or Affiliates, shall remain the sole and exclusive property of such Party, subsidiary or Affiliate, and such trade names, trademarks and service marks shall not be used by the other Party without the prior written consent of such Party, subsidiary or Affiliate. The breaching Party shall immediately discontinue any use of such marks and names upon Notice of such breach.

5.2 Advertising. CARRIER shall establish standards for all advertising, promotional and customer training materials used or distributed by RESELLER which relate to CARRIER's services. RESELLER may refer to itself as an authorized reseller of CARRIER Services whenever it refers to the services in promotional, advertising, or other materials. In addition, RESELLER shall provide to CARRIER for its prior review and written approval, all promotional, advertising, or other materials or activity using or displaying CARRIER's name, Services or referring to RESELLER as an authorized reseller of CARRIER services. Such review and standards will be limited to factual matters, pertain to services furnished by CARRIER and use of CARRIER's marks and name. RESELLER agrees to change or correct, at RESELLER's expense, any such material or activity which CARRIER, in its sole judgment, determines to be inaccurate, misleading or otherwise objectionable.

                                   ARTICLE VI

                         OPERATING DUTIES OF THE PARTIES

6.1 Customer Subscription and Service. RESELLER shall provide Customers with applications for Services using pre-printed forms provided or approved by the CARRIER. Such applications shall then be forwarded by RESELLER to CARRIER within no more than three (3) business days after execution. RESELLER agrees to comply with all of CARRIER's customer service procedures regarding CARRIER's Services hereunder. CARRIER reserves the right in its full discretion to decline to accept a Customer contract solicited by RESELLER pursuant to its generally applicable business criteria.

6.2 RESELLER's Representation; Contracts. RESELLER shall make no representations, warranties, promises, understandings or agreements concerning CARRIER and CARRIER's Services not approved in advance by CARRIER. RESELLER may represent itself as a RESELLER of CARRIER's Services.

6.3      Conduct of RESELLER.



6.4      CARRIER Responsibilities.



                                   ARTICLE VII
                          LIABILITY AND INDEMNIFICATION

7.1 RESELLER's Employees. All persons employed by RESELLER to perform RESELLER's duties under this Agreement are employees and agents of RESELLER. RESELLER shall be solely responsible for the acts and omissions of its employees and agents and shall have sole responsibility for their supervision, direction and control. RESELLER shall comply with all applicable laws regarding withholding and payment of all income taxes, social security taxes, unemployment insurance and worker's compensation and disability benefits as well as those regarding equal employment opportunities and safety of the workplace insofar as such concerns the subject matter hereof.

7.2 Right to Conduct Other Business. Each Party hereto understands and acknowledges that this Agreement is non-exclusive and that the Parties, their Affiliates, their representatives and other entities with whom they may contact may compete with the other Party hereto in the business subject in CARRIER's geographic market areas. This Agreement shall not in any way limit CARRIER's power and right to contract with other Persons concerning the subject matter hereof on such terms as CARRIER sees fit even though such Persons, as a result, compete with RESELLER. This Agreement also shall not in any way limit RESELLER's power and right to contract with other Persons concerning the subject matter hereof, either during the term hereof or thereafter, on such terms as RESELLER sees fit even though such persons, as a result, compete with CARRIER.

7.3 Insurance. RESELLER shall, at its sole expense, be insured at all times during the term of this Agreement, and any extension of renewal thereof, under a comprehensive liability insurance policy against claims for bodily and personal injury, death and property damage caused by or occurring in conjunction with RESELLER's activities hereunder. Such insurance coverage shall be maintained under one or more policies of insurance issued by insurance companies qualified to do business in the states where RESELLER performs its duties hereunder, and shall be in amounts not less than one million dollars ($1,000,000) per occurrence for bodily and personal injury and death, five hundred thousand dollars ($500,000) per occurrence for property damage and five hundred thousand dollars ($500,000) per occurrence for general liability arising out of RESELLER's conduct hereunder. RESELLER shall provide CARRIER with copies of said policies upon written notice and shall provide for not less than thirty (30) days prior written notice of any modification, cancellation, or non-renewal thereof. RESELLER's insurance coverage hereunder is only for the purpose of assuring CARRIER that Customers being solicited for CARRIER's Services shall receive good service. It does not and shall not be construed to give CARRIER any control over or interest in any enterprise of RESELLER other than the solicitation of Customers for CARRIER's Services.

7.4 Indemnification. Notwithstanding any of the provisions of this Agreement which may be construed to the contrary, RESELLER and CARRIER will indemnify each other and their respective directors, officers, employees, agents and representatives ("Indemnified Parties") and save them harmless from and against any and all claims, actions, damages, liabilities and expenses (collectively, "Losses") occasioned by any willful or negligent act or omission of the other Party, its directors, officers, employees, agents or representatives ("Indemnifying Party"), relating to the performance of its obligations hereunder. If any Indemnified Party shall, without fault on its part, be made a party to any litigation commenced by or against such Indemnified Party, then Indemnifying Party shall protect and hold such Indemnified Party harmless, and shall pay all costs, expenses, losses and reasonable attorney's fees incurred or paid by such Indemnified Party in connection with said litigation.

7.5 Quality of Service. CARRIER will make every reasonable effort to provide continuous and uninterrupted service hereunder in accordance with generally applicable industry standards. EXCEPT FOR ANY EXPRESS WARRANTIES STATED IN THIS AGREEMENT, CARRIER DISCLAIMS ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS AND OF FITNESS FOR A PARTICULAR PURPOSE, WHETHER SUCH WARRANTIES ARE MADE BEFORE OR AFTER THE EXECUTION HEREOF. THE STATED WARRANTIES ARE IN LIEU OF ALL OBLIGATIONS OR LIABILITIES ON THE PART OF THE CARRIER FOR DAMAGES INCLUDING, BUT NOT LIMITED TO SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE

         USE OR PERFORMANCE OF CARRIER'S SERVICES. IT IS EXPRESSLY UNDERSTOOD THAT THE SOLE REMEDY OF RESELLER FOR BREACH OF THIS AGREEMENT BY CARRIER OR FOR ANY DAMAGE TO RESELLER OR OTHER PERSON CLAIMED TO HAVE RESULTED FROM RESELLER'S RESALE HEREUNDER OR FROM THE USE OF CARRIER'S SERVICES IS CREDIT FOR NETWORK OUTAGES AS SET FORTH IN THE ASSOCIATED PACENET SERVICES AGREEMENT.

7.6 Taxes. RESELLER shall be solely responsible to pay all applicable local, state and federal taxes, including sales and uses taxes, excise, access, bypass or other local, state and federal taxes or charges imposed based upon the provision, sales or use of the Services provided hereunder. RESELLER also shall pay any applicable gross receipts taxes with regard to said Services, including surcharges. Such taxes will be billed by CARRIER to RESELLER and will be separately stated on RESELLER's invoice, provided, however, that CARRIER will not bill to RESELLER such taxes as may be exempted by a tax exemption or resale certificate for operations in any state for which RESELLER obtains such a certificate.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

8.1





                                   ARTICLE IX
                                  MISCELLANEOUS

9.1 Force Majeure. Neither Party shall be liable to the other Party for any delay or failure to perform hereunder due to causes beyond the control of said Party, including, but not limited to: acts of God; acts of the public enemy; acts of the United States of America, or any state, territory or political subdivision thereof or of the District of Columbia; fires; floods; epidemics; quarantine restrictions; or strikes or freight embargoes.

         9.1.1 Notwithstanding the foregoing provisions, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay.

         9.1.2 Performance times under this Agreement shall be considered extended for a period of time equivalent to the time lost because of any delay or failure to perform which is excusable hereunder; provided however, that is any such delay or failure shall, in the aggregate, last for a period of more than thirty
                  (30) days, the Party not relying on the excusable delay or failure, at it option, may terminate this

                  Agreement.

9.2 Succession. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns, provided, however, that RESELLER may not assign its rights, nor may it delegate its duties hereunder, except with CARRIER's prior written consent. Any such attempted transfer shall be void and shall constitute a breach of this Agreement.

9.3 Notices. All notices pursuant to this Agreement shall be in writing and shall be sent by overnight mail.

                  If to CARRIER, to:
                                                 PacNet, Inc.
                                                 Carrier Sales
                                                 1111 3rd Avenue
                                                 Suite 1600
                                                 Seattle, WA 98101

                  If to RESELLER, to:
                                                 Rocky Mountain Internet, Inc.
                                                 Chief Financial Officer
                                                 1099 Eighteenth Street
                                                 Suite 3000
                                                 Denver, CO 80202

9.4 Entire Agreement. This Agreement represents the entire agreement and understanding between CARRIER and RESELLER as to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representative of the Party against which enforcement of such waiver, alteration or modification is sought.

9.5 Savings Clause. If any term, covenant or condition of circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to person or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of the Agreement shall be valid and be enforced to the fullest extent permitted by law. All obligations and duties which by their nature extend beyond the expiration or termination of this Agreement shall survive and remain in effect beyond any expiration or termination.

9.6 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Washington.

9.7 Arbitration. Any dispute between CARRIER and RESELLER arising under this Agreement shall be subject to arbitration in the City of Seattle, State of Washington, pursuant to the rules then in effect of the American Arbitration Association (or any other place or under any form of arbitration mutually acceptable to the Parties). The decision rendered by the arbitrator shall be final and conclusive upon the Parties and a judgment thereon may be entered in the highest court of the forum having jurisdiction of the matter.

9.8 Attorney Fees and Costs. In the event of any legal dispute between the Parties relating to this Agreement, including arbitration provided for in Section 9.7, the most prevailing party shall be entitled to all costs and legal expenses, including, but not limited to reasonable, ordinary and necessary attorney fees, accounting fees, court costs, expert witness expenses and investigation expenses.

9.9 Regulatory Approval. This Agreement shall be subject to and governed by any applicable state and federal regulatory agencies having jurisdiction over the subject matter hereof. Should any approval or authority be required for any acts, duties or obligations to be performed hereunder, the Parties will cooperate in securing the same.

9.10 Authority to Contract. RESELLER warrants that it has full authority to enter into this Agreement and that such action has been duly authorized in accordance with RESELLER's articles of incorporation, bylaws or other applicable organizational documents and procedures.

9.11 Captions. Captions contained herein are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any provision hereof and have been duly authorized to do so in accordance with RESELLER's corporate or other organizational documents and procedures.

9.12 Independent Business Judgment. The Parties hereby acknowledge and agree that RESELLER is an independent business sufficiently sophisticated to exercise and exercising its own business judgment. The Parties hereby further acknowledge and agree that CARRIER has made no recommendations or representations regarding any aspect of RESELLER's business, including, but not limited to, any representations with regard to RESELLER's profits therefrom.

9.13 Waiver. Failure or delay on the part of either Party to exercise any right, power or privilege hereunder shall not operate as a waiver of any other obligation. Waiver by CARRIER or RESELLER of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other Party.

9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall, for all purposes, be deemed to be an original and all of which together shall be deemed the same agreement.

9.15 Opportunity to Participate in Drafting. The Parties have been furnished an equal opportunity to participate in the drafting of this Agreement and any exhibits or schedules attached hereto. No ambiguity shall be construed against any Party based upon a claim that that Party drafted the applicable language.

9.16 Authority to Execute. Each person executing this Agreement on behalf of another person or organization represents and warrants to the other Party that he or she is fully authorized to execute and deliver this Agreement on behalf of such person or organization.

9.17 Non-Solicitations. During the term of this Agreement and for a period of one (1) year thereafter, CARRIER agrees not to aggressively solicit the customers of RESELLER, with any products or services that directly compete with those the RESELLER is offering the customers.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CARRIER: PacNet, Inc.                    RESELLER: Rocky Mountain Internet, Inc.

By:                                      By:
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Name:                                    Name:
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Title:                                   Title:
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Date:                                    Date:
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